EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMCORE Financial, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-137155) on Form S-8 of AMCORE Financial, Inc. of our report dated July 13, 2007, relating to the statement of net assets available for benefits of the AMCORE Financial Security Plan as of December 31, 2006, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2006 report on Form 11-K of the AMCORE Financial Security Plan.

/s/ KPMG LLP
Chicago, Illinois
June 27, 2008